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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-104124 of Janus Capital Group Inc. on Form S-3 of our report dated March 20, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the implementation of Statement of Financial Accounting Standards No. 142 described in Notes 2 and 6), appearing in the Annual Report on Form 10-K of Janus Capital Group Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
April 9, 2003